Exhibit 10.1

July 24, 2025

M. Terry Turner
(at the address on file with Pinnacle)

Dear Terry:

This letter (this “Letter Agreement”) memorializes our recent discussions and agreement concerning your expected positions with Steel Newco Inc. (the “Company”), and, during the Initial Term (as defined below), Pinnacle Bank (the “Bank”), following the completion of the merger (the “Merger”) contemplated by the Agreement and Plan of Merger between Synovus Financial Corp. (“Synovus”) and Pinnacle Financial Partners, Inc. (“Pinnacle”), dated as of July 24, 2025 (the “Merger Agreement”).  During the Initial Term (as defined below) references to the “Company” herein will also be deemed to include the Bank in light of your service on the board of directors of the Bank during such period, and references to the “Board” herein will refer to the board of directors of both the Company and the Bank.  If the Merger Agreement is terminated for any reason without the completion of the Merger or if your employment with Pinnacle terminates for any reason before the Closing Date, this Letter Agreement will be null and void ab initio and of no further force and effect.  All capitalized terms that are not defined in this Letter Agreement will have the meanings ascribed to such terms in the Merger Agreement.

1.	Termination of Employment; Chairman and Senior Advisor Roles

At the Effective Time of the Merger, your employment with Pinnacle will terminate and you will be appointed as a member of the board of directors of the Company (the “Board”).  From the Effective Time until the second anniversary of the Closing Date (the “Initial Term”), you agree to serve as a non-employee member of the Board and Chairman of the Board (“Chairman”), and you will be nominated for reelection at each annual meeting of the Company’s shareholders that occurs during the Initial Term. Effective as of the second anniversary of the Closing Date you will cease to serve as Chairman and you will resign from the Board and, from that date until the fourth anniversary of the Closing Date (the “Consulting Term”, and together with Initial Term, the “Term”), you will serve as a strategic advisor to the Chief Executive Officer of the Company (“Strategic Advisor”).  The services you will provide in these roles are described on the attached Schedule A (the “Services”).

2.	Compensation; Other Benefits and Expenses

A.	Restrictive Covenant Payment.

On the Closing Date, you will be entitled to receive a cash payment in the amount of $22,800,000 in consideration of your continued compliance with the restrictive covenants set forth in Section 4(A) below (the “Restrictive Covenant Payment”).  The Restrictive Covenant Payment will be paid to you in a lump sum (less applicable withholdings) no later than 10 days following the Closing Date.  Subject to the procedures set forth in this Section 2(A), you acknowledge and agree that, in the event the Board makes a good faith determination that you have materially breached the restrictive covenants set forth in Section 4(A) below and determines that you will be required to repay a portion of the Restrictive Covenant Payment as a result of such breach, you must, within 30 days following receipt of such written notice, repay to the Company the gross amount specified in such written notice; provided, that in no event shall the amount of the Restrictive Covenant Payment that is subject to repayment exceed 75% of the gross amount of the Restrictive Covenant Payment.  The Company will also be entitled to offset any such repayment amount against any other compensation or other amounts payable to you under this Letter Agreement, to the maximum extent permitted by applicable law.

You will not be deemed to have been materially breached any of the restrictive covenants set forth in Section 4(A) unless and until you have been delivered a resolution duly adopted by the affirmative vote of not less than 75% of the members of the Board after written notice has been given by the Company to you setting forth in reasonable detail the events giving rise to such breach, you are given 30 days to cure and you are given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, you materially breached such restrictive covenants, and specifying the particulars thereof in detail (including the amount of any repayment of the Restrictive Covenant Payment).

B.	Success & Continuity Award

Subject to your continued provision of the Services through the date that is 26 months after the Closing, you will be entitled to receive a cash payment in the amount of $8,500,000 (the “Success & Continuity Award”).  The Success & Continuity Award will be paid to you in a lump sum as soon as reasonably practicable following the date that is 26 months after the Closing Date, but in no event more than 10 days after such date.

C.	Annual Compensation

During the Term, the Company will pay to you an annual cash fee in the amount of $500,000 (the “Annual Fee”).  The Annual Fee will be payable to you (i) during the Initial Term, in accordance with the Company’s payment practices for non-employee director cash compensation as in effect from time to time and (ii) during the Consulting Term, in accordance with the Company’s payment practices for consultants as in effect from time to time.  For the avoidance of doubt, you will not be eligible to receive any equity or cash incentive compensation from the Company during the Term.

D.	Perquisites

During the Term, you will be entitled to the following perquisites:

(i)         unlimited personal use of the corporate aircraft owned by Pinnacle as of immediately prior to the Effective Time (the “Pinnacle Corporate Aircraft”) for so long as such aircraft continues to be owned by the Company; provided that you reimburse the Company at the specified hourly rate to be documented in a mutually agreed time-sharing arrangement that will be effective as of the Closing Date;

(ii)         if the Company no longer owns the Pinnacle Corporate Aircraft, use of a private leased aircraft service (e.g., NetJets) arranged by the Company; provided  that you reimburse the Company in an appropriate amount mutually agreed between you and the Company within 30 days of such use; and

(iii)       an office in Nashville, Tennessee, and access to administrative support, including the services of your current executive assistant, who the Company shall continue to employ during the Term at its sole cost and expense (other than in the event of such individual’s resignation, death, Disability or termination for Cause), provided that if such executive assistant is not available, you will be provided with an executive assistant of your choosing, subject to the Company’s approval of such executive assistant which will not be unreasonably withheld.

During the Term, you will not be eligible to participate in any employee benefit plans of the Company, except as otherwise specified in Section 3 of this Letter Agreement.

3.	Preexisting Entitlements

You and the Company agree that your termination of employment upon the Closing will be deemed a termination pursuant to Section 3.3 of the Employment Agreement (as amended) between you and Pinnacle, dated as of January 1, 2008 (your “Existing Agreement”), and, you will be entitled to receive (i) the severance set forth in Section 3.3 of your Existing Agreement based on your base salary and target bonus in effect as of immediately prior to the Closing and (ii) a cash payment equal to the product of (a) a fraction, the numerator of which is the greater of (i) six, or (ii) number of full months you worked in the calendar year of the Closing and the denominator of which is 12; multiplied by (b) your then current target bonus (the “Pro Rata Bonus”).  Such severance (including, for the avoidance of doubt, the Pro Rata Bonus) will be paid to you in full on the last day of the month following the month in which the Effective Time occurs, or at such later time as is necessary to avoid the application of penalties under Section 409A, and otherwise in accordance with the terms of your Existing Agreement and applicable law, including Section 409A, and less applicable tax withholding.  In addition, all outstanding equity awards held by you as of such date will fully vest (to the extent unvested) and be promptly settled, with any performance-based vesting criteria applicable to such equity awards deemed achieved based upon the maximum level of performance.  You will also be entitled to receive, in accordance with Section 3.3 of the Existing Agreement, (i) for you and your immediate family, health insurance plan benefits in effect as of the Effective Time for a period of three years, which will include payment by the Company of the employer-funded portion of such plan and (ii) tax assistance, advice and filing preparation services from a qualified accounting firm of your choice for three years at a cost to the Company not to exceed $2,500 a year.  You acknowledge that receipt of the severance and benefits described in this Section 3 of this Letter Agreement will be in full satisfaction of your rights under the Existing Agreement.

4.	Restrictive Covenants

A.	Non-Competition

During the Restricted Period, you will not, without the prior written consent of the Company, in the Restricted Territory, on your own behalf, or on behalf of any other person:

(i)         assist or have an interest in (whether or not such interest is active), whether as partner, investor, advisor, stockholder, officer, director or as any type of principal whatsoever, any person, firm, partnership, association, corporation or business organization, entity or enterprise that is or is about to become directly or indirectly engaged in any business or activity (whether such enterprise is in operation or in the planning or development stage) that competes in any manner with the Business; provided, that you will be permitted to make passive investments in the stock of any mutual company or publicly traded business (including a competitive business), as long as the stock investment in any competitive business does not rise above 3% of the outstanding shares of such business; or

(ii)         enter into the employment of or act as an independent contractor, director or agent for or advisor or consultant to, any person, firm, partnership, association, corporation, business organization, entity or enterprise that is or is about to become directly or indirectly engaged in any business or activity (whether such enterprise is in operation or in the planning or development stage) that competes in any manner with the Business, or is a governmental regulator agency of the Business.

B.	Non-Solicitation

During the Restricted Period, you will not, directly or indirectly, on your own behalf or on behalf of any other party:

(i)         induce, encourage, or attempt to induce or encourage any Customer to purchase or accept products or services that are similar to or competitive with those offered by the Company or its affiliates from any person or entity (other than the Company or its affiliates) engaging in the Business;

(iii)        induce, encourage, or attempt to induce or encourage any Customer to reduce, limit, or cancel its business with the Company or its affiliates; or

(iii)        solicit, induce, or attempt to solicit or induce any Company Employee to terminate employment with the Company or its affiliates.

C.	Confidentiality

You acknowledge that the Company has and will give you access to certain highly sensitive, confidential, and proprietary information belonging to the Company, its affiliates or third parties who may have furnished such information under obligations of confidentiality, relating to and used in the Company’s Business (collectively, “Confidential Information”).  You acknowledge that, unless otherwise available to the public, Confidential Information includes, but is not limited to, the following categories of confidential or proprietary information and material financial statements and information; budgets, forecasts, and projections; business and strategic plans; marketing, sales, and distribution strategies; research and development projects; records relating to any intellectual property developed by, owned by, controlled, or maintained by the Company or its affiliates; information related to the Company’s or its affiliates’ inventions, research, products, designs, methods, formulae, techniques, systems, processes; customer lists; non-public information relating to the Company’s or its affiliates’ customers, suppliers, distributors, or investors; the specific terms of the Company’s or its affiliates’ agreements or arrangements, whether oral or written, with any customer, supplier, vendor, or contractor with which the Company’s or its affiliates may be associated from time to time; and any and all information relating to the operation of the Company’s or its affiliates’ business which the Company or its affiliates may from time to time designate as confidential or proprietary or that you reasonably know should be, or has been, treated by the Company or its affiliates as confidential or proprietary.  Confidential Information encompasses all formats in which information is preserved, whether electronic, print, or any other form, including all originals, copies, notes, or other reproductions or replicas thereof.

Confidential Information does not include any information that:  (i) at the time of disclosure is generally known to, or readily ascertainable by, the public; (ii) becomes known to the public through no fault of your own or other violation of this Letter Agreement; or (iii) is disclosed to you by a third party under no obligation to maintain the confidentiality of the information.

You acknowledge that Confidential Information owned or licensed by the Company or its affiliates is unique, valuable, proprietary and confidential; derives independent actual or potential commercial value from not being generally known or available to the public; and is subject to reasonable efforts to maintain its secrecy.  You hereby relinquish and agree that you will not at any time claim, any right, title or interest of any kind in or to any Confidential Information.

During and after your provision of services to the Company, you will hold in trust and confidence all Confidential Information and will not disclose any Confidential Information to any person or entity, except in the course of performing duties assigned by the Company or as authorized in writing by the Company.  You further agree that during and after your provision of services to the Company, you will not use any Confidential Information for the benefit of any third party, except in the course of performing duties assigned by the Company or as authorized in writing by the Company.

The restrictions in the immediately preceding paragraph will not apply to any information to the extent that you are required to disclose such information by law, provided that you (i) notify the Company of the existence and terms of such obligation; (ii) give the Company a reasonable opportunity to seek a protective or similar order to prevent or limit such disclosure; and (iii) disclose only that information actually required to be disclosed.

Upon request by the Company during the Term and automatically and immediately at the end of your provision of services to the Company, you will return to the Company all Confidential Information in any form (including all copies and reproductions thereof) and all other property whatsoever of the Company in your possession or under your control.  If requested by the Company, you will certify in writing that all such materials have been returned to the Company.  You also expressly agree that immediately upon the termination of your services to the Company for any reason, you will cease using any secure website, computer systems, e-mail system, or phone system or voicemail service provided by the Company for the use of its employees or contractors.  You hereby represent that you have complied with this Section 4(C) with respect to all Confidential Information and property in your possession that is not otherwise necessary to be retained for the performance of your duties hereunder.  Notwithstanding any provision of this Letter Agreement to the contrary, nothing contained herein or therein is intended to, or will be interpreted in a manner that does, limit or restrict you from exercising any legally protected whistleblower rights, including pursuant to Rule 21F under the Securities Exchange Act of 1934, as amended.

D.	Judicial Modification; Enforcement

You acknowledge and agree that the Company will suffer irreparable harm in the event that you materially breach any of your obligations under Section 4 of this Letter Agreement and that monetary damages would be inadequate to compensate the Company for such breach.  The parties acknowledge that the potential restrictions on your future employment or services imposed by this Section 4 are reasonable in both duration and geographic scope and in all other respects.  Accordingly, you agree that, in the event of a breach by you of any of your obligations under Section 4 of this Letter Agreement, the Company will be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief, and expedited discovery for the purpose of seeking relief, in order to prevent or to restrain any such breach.  The Company will be entitled to recover its costs incurred in connection with any action to enforce Section 4 of this Letter Agreement, including reasonable attorneys’ fees and expenses.

Should any part or provision of this Section 4 be held invalid, void, or unenforceable in any court of competent jurisdiction, such invalidity, voidness, or unenforceability will not render invalid, void, or unenforceable any other part or provision of this Letter Agreement.  The parties further agree that if any portion of this Section 4 is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, territory, or other restrictions are deemed to be invalid or unreasonable in scope, the invalid or unreasonable terms will be replaced by terms that such court deems valid and enforceable and that come closest to expressing the intention of such invalid or unenforceable terms.  Your willingness to enter into this Letter Agreement (including this Section 4) is a material inducement to the Company to enter into the Merger Agreement and proceed with the transactions the Merger Agreement contemplates.  In view of your importance to the success of the Merger, if you compete with the Company for some time after your employment, the Company will likely suffer significant harm.  This Letter Agreement provides you with substantial additional benefits over your prior arrangements with Pinnacle, including the substantial additional compensation referred to in Section 2.  In return for the benefits you will receive from the Company and to induce the Company to enter into the Merger Agreement and this Letter Agreement, and in light of the potential harm you could cause the Company, you agree to the provisions of this Section 4.  The Company would not have entered into this Letter Agreement if you did not agree to this Section 4.  Thus, this Section 4 is an integral part of this Letter Agreement, and, if it is determined following challenge by you (or with your consent in writing) that it is unenforceable or invalid to any material extent, this Letter Agreement will be null and void.

E.	Definitions

As used in this Section 4, the following terms have the meanings given to such terms below.

“Business” means the business(es) in which the Company and its affiliates (including Pinnacle) engage in at any time on or following the Effective Time and through the date on which your provision of services to the Company and its affiliates ceases for any or no reason, whether by you or the Company.

“Company Employee” means any person who is or was an employee of the Company and its affiliates (including Pinnacle and Synovus) during the Term or the 12-month period prior to the Effective Time.

“Customer” means any person or entity who is or was a customer, supplier or client of the Company or its affiliates (including Pinnacle and Synovus) with whom you had any contact or association for any reason and with whom you had dealings on behalf of the Company or its affiliates (including Pinnacle) in the course of your provision of services to the Company and its affiliates (including Pinnacle).

“Restricted Period” means the period commencing on the Closing Date and ending on the fourth anniversary of the Closing Date (without regard to any earlier termination of this Letter Agreement, the Term or the Services for any reason); provided, however, that this period will be tolled and will not run during any time you are in violation of this Section 4, it being the intent of the parties that the Restricted Period will be extended for any period of time in which you are in violation of this Section 4.

“Restricted Territory” means any state, county, city or any other geographic region in which the Business operates during the Restricted Period.

5.	Indemnification

Following the Closing Date, the Company will continue to indemnify you (including, for the avoidance of doubt, by providing you with advancement of expenses) against any actual or threatened action, suit or proceeding and to provide you with D&O insurance coverage, in each case, with respect to your services as an executive officer and director of Pinnacle and its subsidiaries prior to the Closing Date, and thereafter, your Services consistent with the terms hereof and, in each case, to the same extent that such indemnification, expense advancement and D&O insurance coverage is provided to executive officers and directors of the Company and its subsidiaries.  In addition, any existing indemnification agreement entered into between you and Pinnacle will remain in full force and effect with respect to your service as an executive officer and director of Pinnacle and you will continue to have the indemnification, expense advancement and D&O coverage as described in Section 8.8 of the Merger Agreement.

6.	Early Termination

During the Initial Term, you may only be removed from the position of Chairman by the Company (whether with or without Cause (as defined below)) by approval of no less than 75% of the members of the Board (the “Supermajority Approval”) and no such removal by the Company (whether with or without Cause) will be effective prior to the date on which such Supermajority Approval is obtained (the “Approval Date”).  If you are so removed from the position of Chairman in accordance with the immediately preceding sentence, you hereby agree to resign from the Board, effective as of the Approval Date.

Upon (i) your involuntary termination of service hereunder for any reason other than for Cause, (ii) your voluntary termination of service hereunder for Good Reason or (iii) your termination of service hereunder due to your death or Disability, the Term will end immediately and you will receive a payment equal to all unpaid portions of the compensation to which you would otherwise be entitled pursuant to Section 2(B) and Section 2(C) of this Letter Agreement in a lump sum within 30 days following the date of the termination of your Services and, other than in the case of your death or Disability, you will continue to be eligible to receive the perquisites described in Section 2(D) for the remainder of the Term as if your service had not been involuntarily terminated.

Upon termination of your service hereunder for Cause or due to your voluntary resignation without Good Reason, the Term will end immediately, you will provide no further Services to the Company, and you will forfeit any and all rights to receive compensation or benefits pursuant to the terms of this Letter Agreement.

 For purposes of this Section 6, “Cause” means your (i) willful engagement in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company or (ii) conviction of a felony.  No act, or failure to act, on your part will be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company will be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.  You will not be deemed to have been removed for Cause unless and until you have been delivered a resolution duly adopted by the affirmative vote of not less than (i) during the Initial Term, 75% of the members of the Board or (ii) during the Consulting Term, a majority of the members of the Board present at a meeting duly called and held for such purpose (after reasonable notice is provided to you and you are given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, you are guilty of the conduct described above, and specifying the particulars thereof in detail.  For purposes of this Section 6, “Disability” means your absence from your duties with the Company on a full time basis for 180 business days within any 365-day period as a result of incapacity due to mental or physical illness which is determined to be permanent by a physician selected by the Company or its insurers and acceptable to you or your legal representative. For purposes of this Section 6, “Good Reason” means the Company’s material breach of any provision of this Letter Agreement. You may terminate your employment hereunder for Good Reason within 90 days after you have actual knowledge of the occurrence of an event constituting Good Reason to which you did not consent in writing and that has not been cured within 30 days after written notice thereof has been given by you to the Company setting forth in reasonable detail the basis of the event (provided that such notice must be given to the Company within 30 days of you becoming aware of such condition).

You hereby acknowledge that if your service is terminated for any reason prior to the conclusion of the Term (including for Cause), the restrictive covenants (and your obligation to comply with such restrictive covenants) set forth in Section 4 of this Letter Agreement will remain in full force and effect.

7.	Nature of Services

You and the Company acknowledge and confirm that it is currently expected that your time spent providing the Services will not exceed 20% of your average time spent providing services during your employment with Pinnacle during the 36-month period immediately preceding the Closing Date, consistent with the parties’ intent that your termination of employment upon the Closing Date will constitute a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (including the applicable regulations thereunder) (“Section 409A”).

You acknowledge and agree that, during the Initial Term, you will perform the Services for the Company as an independent contractor and director and not as an employee.  You acknowledge and agree that, during the Consulting Term, you will perform the Services for the Company as an independent contractor, and not as an employee, agent, partner, director or representative of the Company.  Except as otherwise specified herein or as otherwise required by applicable law (as determined by the Company), you will be solely responsible for the payment of all federal, state, local, and foreign taxes that are required by applicable laws or regulations to be paid with respect to all compensation and benefits payable or provided to you pursuant to this Letter Agreement.

8.	Section 409A

It is the intent of the parties that the payments and benefits under this Letter Agreement attributable to the rendering of the Services will be exempt from or otherwise comply with the provisions of Section 409A, and each payment under this Letter Agreement will be treated as a separate payment for purposes of Section 409A.  In no event may you, directly or indirectly, designate the calendar year of payment.  The parties intend that the terms and provisions of this Letter Agreement will be interpreted and applied in a manner that satisfies the requirements and exemptions of Section 409A.  All reimbursements of costs and expenses or in-kind benefits provided under this Letter Agreement will be made or provided in accordance with Section 409A, including, where applicable, that the right to reimbursement or in-kind benefits will not be subject to liquidation and may not be exchanged for any other benefit, the amount of expenses eligible for reimbursement (or in-kind benefits paid) in one year will not affect amounts reimbursable or provided as in-kind benefits in any subsequent year, and all expense reimbursements that are taxable income to you will in no event be paid later than the end of the calendar year next following the year in which you incur the expense. Notwithstanding any provision of this Letter Agreement to the contrary, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees” (as defined in Section 409A) any payment on account of your separation from service that would otherwise be due hereunder within six (6) months after such separation will nonetheless be delayed until the first business day of the seventh month following your date of termination and the first such payment will include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction.

9.	Miscellaneous

This Letter Agreement will be governed and construed in accordance with the laws of the State of Georgia, without regard to conflict of laws principles thereof.  This Letter Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.  If any provision of this Letter Agreement is found by any court of competent jurisdiction (or legally empowered agency) to be illegal, invalid or unenforceable for any reason, then (i) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (ii) the remainder of this Letter Agreement will not be affected.

At the Effective Time of the Merger, the Company will, by operation of law and without any further action required by any party, automatically assume this Letter Agreement, and the Company will be fully obligated to perform all duties, responsibilities and obligations set forth in this Letter Agreement as if it were a direct signatory hereto.

The Company’s obligations to make the payments provided for in this Letter Agreement and otherwise to perform its obligations hereunder will not (absent your violation of the restrictive covenants set forth in Section 4(A)) be affected by any set‑offs, counterclaims, recoupment, defense, or other claim, right or action that the Company may have against you or others.  In no event will you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Letter Agreement, and such amounts will not be reduced whether or not you obtain other employment.  Upon the expiration or other termination of this Letter Agreement, the respective rights and obligations of the parties hereto will survive such expiration or other termination to the extent necessary to carry out the intentions of the parties hereunder.

This Letter Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements (including the Existing Agreement, except to the extent provisions of the Existing Agreement are incorporated herein by reference), term sheets, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter.

This Letter Agreement and any rights and benefits hereunder will inure to the benefit of and be enforceable by your legal representatives, heirs or legatees.  As used in this Letter Agreement, the “Company” will mean the Company as hereinbefore defined and any successor to its business and/or assets by operation of law or otherwise, and “affiliate” will mean any entity that directly or indirectly controls, is controlled by, or is under common control with the Company and, prior to the Effective Time, Pinnacle.  For purposes of Section 4 and the defined terms used therein, all references to the Company will include Pinnacle and the affiliates of the Company, whether or not specified.

Any notices given under this Letter Agreement (i) by the Company to you will be in writing and will be given by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, addressed to you at the address most recently on file with the Company or Pinnacle (as applicable) as of the date of such notice or (ii) by you to the Company will be in writing and will be given by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, addressed to the General Counsel of the Company at the Company’s corporate headquarters.

The headings of this Letter Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Letter Agreement.  This Letter Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

If this Letter Agreement correctly describes our understanding, please execute and deliver a counterpart of this signature page, which will become a binding agreement on our receipt.

Sincerely,

PINNACLE FINANCIAL PARTNERS, INC.

By:	/s/ Harold Carpenter
Name:	Harold Carpenter
Title:	Chief Financial Officer

PINNACLE BANK

By:	/s/ Harold Carpenter
	Name:	Harold Carpenter
	Title:	Chief Financial Officer

[Signature Page to Letter Agreement]

Accepted and Agreed

I hereby agree with and accept the terms
and conditions of this Letter Agreement:
/s/ M. Terry Turner
Name: M. Terry Turner
Date: July 24, 2025

[Signature Page to Letter Agreement]

Schedule A

Services

Role 1: Chairman (Initial Term)

Overview:

As Chairman, you will provide leadership to the Board.  You will also collaborate with and provide assistance requested by the CEO of the Company to support the strategic direction of the organization, and the achievement of financial, business and human capital objectives.

Key Responsibilities:

•	Preside over Board and shareholder meetings and ensure effective governance practices.

•	Set Board meeting agendas in collaboration with the CEO, Lead Independent Director and corporate secretary.

•	Facilitate active and constructive engagement among Board members.

•	Provide strategic counsel when requested by the CEO.*

•	Advise the CEO on client acquisition and retention strategies, including market expansion and customer experience improvements.*

•	Facilitate stakeholder engagement in collaboration with the CEO by maintaining relationships with key clients, investors, and industry influencers.*

•	Serve as a community representative by participating on community boards and acting as a business leader in the communities where he resides.*

Role 2: Strategic Advisor (Consulting Term)

Overview:

As Strategic Advisor, you will continue to support the organization with guidance and expertise.

Key Responsibilities:

As Strategic Advisor, you will have the key responsibilities listed above that are marked with an asterisk (*).  In addition, as Strategic Advisor, your key responsibilities will include:

•	Participate in strategic planning sessions at the request of the CEO.

•	Serve as a sounding board for the CEO on critical business decisions.

A-1